UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 4, 2007

(Date of Report - Date of earliest event reported on)

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable

(Former name, former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 203.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On December 7, 2007, Community Bancorp. (the “Company”) issued a joint press release with LyndonBank, Lyndonville, Vermont and National Bank of Middlebury, Middlebury, Vermont (“Middlebury”) announcing that the Company’s wholly-owned subsidiary, Community National Bank (“Community National”) and Middlebury have entered into a definitive Purchase and Assumption Agreement for the sale to Middlebury of the Vergennes branch of LyndonBank. The parties had signed a letter of intent in October regarding the proposed branch sale.  The parties expect that the branch sale will close immediately following completion of Community National’s previously announced merger with LyndonBank, on or about December 31, 2007.

Under the Purchase and Assumption Agreement, it is contemplated that Middlebury will assume all of the deposits booked at LyndonBank’s Vergennes branch and will purchase certain branch loans and fixed assets, including the real estate. The Agreement also contains customary representations, warranties, covenants and conditions to closing. As of October 22, 2007, there were approximately $9.7 million in deposits booked at the branch.

Completion of the branch sale is conditioned on completion of the Community National–LyndonBank merger, and receipt of approval by the Office of the Comptroller of the Currency.  The Community-LyndonBank merger has already received the required shareholder and regulatory approvals, including antitrust clearance from the U.S. Department of Justice.

The joint press release is filed as Exhibit 99.1 to this report.

Additional information about the proposed merger of Community National and LyndonBank is contained in the Company’s current report on Form 8-K filed with the Commission on August 2, 2007.

Item 9.01.  Financial Statements, Proforma Financial Information and Exhibits.

(a)	Inapplicable.

(b)	Inapplicable.

(c)	Inapplicable.

(d)	Exhibits.

The following exhibit, referred to in Item 8.01 of this report, is filed, herewith:

Exhibit 99.1 - Text of press release, dated December 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: December 4, 2007	/s/ Stephen P. Marsh
Stephen P. Marsh,
President & Chief Operating Officer
(Chief Financial Officer)